Exhibit 99.1

News Release

Wabtec Increases Dividend; Shareholders Approve Company Proposals At Annual Meeting

WILMERDING, PA, May 16, 2012 – Wabtec Corporation (NYSE: WAB) today increased its regular quarterly dividend to 5 cents per share, from 3 cents per share. The new dividend rate will be payable initially Aug. 31, 2012 to shareholders of record Aug. 17, 2012.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “With our current financial performance and future outlook, we have ample financial strength to continue to invest in growth opportunities and return a portion of our cash flow to shareholders. We intend to review our policies periodically and adjust them based on Wabtec’s ongoing performance and prospects.”

Also today, at the company’s annual meeting in Pittsburgh Wabtec shareholders elected four directors and approved other company proposals. Directors elected were: Brian P. Hehir, Michael W.D. Howell, Nickolas W. Vande Steeg and Gary C. Valade.

In addition, shareholders ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2012 fiscal year and approved a non-binding proposal relating to executive compensation.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148